UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2010

Stanley Furniture Company, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-14938	54-1272589
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1641 Fairystone Park Highway Stanleytown, Virginia	24168
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (276) 627-2000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Directors

On December 9, 2010, the Board of Directors of Stanley Furniture Company, Inc. (the “Company”) elected D. Paul Dascoli to serve on the Board until the Company’s Annual Meeting of Shareholders in 2013. Mr. Dascoli, age 50, is Vice President and Chief Financial Officer of VF Jeanswear Limited Partnership, a division of VF Corporation, a global leader in branded lifestyle apparel. He has served in this role since October 2006. Previously, Mr. Dascoli was employed by Thomasville Furniture Industries, Inc. as Executive Vice President from 2003 through 2006 and as Senior Vice President, Finance & Administration/Chief Financial Officer from 1998 through 2003, and as Vice President and Chief Financial Officer from 1996 to 1998.

Mr. Dascoli will receive compensation for his services on the Board in accordance with the Company’s standard compensatory arrangements for non-employee directors.

Aside from the foregoing, there were no transactions during the last two years, or proposed transactions, to which the Company was or is to be a party, in which Mr. Dascoli had or is to have a direct or indirect material interest. There are no arrangements or understandings between Mr. Dascoli and any other person pursuant to which he was selected as a director.

Mr. Dascoli’s election is in connection with the previously announced decision by Thomas L. Millner to step down from the Company’s Board of Directors. Mr. Millner has indicated he intends to resign as a director in early 2011.

On December 9, 2010, the Board of Directors also elected Michael P. Haley to become Chairman effective January 1 in connection with the previously announced retirement of Albert L. Prillaman. Mr. Prillaman will continue to serve as a director. Mr. Haley, who will serve as Chairman in a non-executive capacity, has served as an independent director since 2003, has been lead director since May 2010, and is Chairman of the Corporate Governance and Nominating Committee of the Board of Directors. Mr. Haley is the former president of case goods manufacturing at American of Martinsville.         .

The Company issued a press release on December 13, 2010, announcing the changes to its Board of Directors, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Appointment of Certain Officers

On December 13, 2010, the Company announced that Micah S. Goldstein, Chief Operating Officer of the Company had been appointed Chief Financial Officer in connection with the previously announced retirement of Douglas I. Payne as Executive Vice President- Finance and Administration effective in January 2011.

Mr. Goldstein’s annual salary and 2010 bonus potential remains the same and the Change in Control Protection and Severance Agreement between the Company and Mr. Goldstein is unchanged and remains in effect.

Mr. Goldstein has served as the Company’s Chief Operating Officer since August 2010. Mr. Goldstein, age 40, served as President and Chief Executive Officer of Bri-Mar Manufacturing, a manufacturer of hydraulic equipment trailers, from January 2006 until August 2010. He was Vice President – Operations and General Manager of Boxboard Products, Inc., a manufacturer and distributor of corrugated packaging, from July 2002 until September 2005.

Compensatory Arrangements of Certain Officers

On December 9, 2010, the Compensation Committee (the “Committee”) of the Company’s Board of Directors adopted the Company’s 2011 annual incentive compensation program (the “2011 Incentive Plan”) which is for corporate officers and key employees who can directly influence the Company’s financial results. Under the 2011 Incentive Plan, the Company’s executive officers will receive a cash bonus if the Company’s earnings (loss) before interest and taxes (“EBIT”) reach or exceed a specified threshold amount for fiscal 2011. No bonus will be paid if the threshold is not met and the bonus will be larger for Company performance above the threshold up to a maximum award (which would be achieved at 100% of target) on a per employee basis set as a percentage of base salary for each executive officer.

The Committee approved a target (maximum) bonus for Glenn Prillaman of 87.5% of base salary and for Micah S. Goldstein of 84.6% of base salary. The 2011 base salaries of Glenn Prillaman and Micah S. Goldstein will remain the same as in 2010.

Item 8.01

On December 9, 2010, the Company issued a press release announcing the completion of its rights offering, a copy of which is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release of the Company dated December 13, 2010, announcing the election of an additional director, a new board chairman and a new chief financial officer.

99.2	Press Release of the Company dated December 9, 2010, announcing the completion of its rights offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

STANLEY FURNITURE COMPANY, INC.

Date: December 13, 2010

By: /s/Douglas I. Payne
Douglas I. Payne
Executive Vice President – Finance and
Administration